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                                                                     EXHIBIT 7.2
                                                                     -----------
                        FIRST AMENDMENT TO THE WARRANT

       TO PURCHASE SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, OF

        EFTC CORPORATION DATED AS OF MARCH 30, 2000 BY AND BETWEEN THE

                            HOLDER AND THE COMPANY


          THIS FIRST AMENDMENT TO THE WARRANT TO PURCHASE SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, OF EFTC CORPORATION DATED MARCH 30, 2000 (this "Amendment") is effective as of July 12, 2000.

                            Preliminary Statement:

          The Warrant to purchase shares of common stock, par value $.01 per share, of EFTC Corporation (the "Warrant") was issued by the Company to Thayer-BLUM Funding, L.L.C. ("the Holder") on March 30, 2000. The parties agree to amend the Warrant and hereby modify certain terms as set out below.

          Section 7.2 of the Warrant permits the parties to amend the Warrant if given in writing and signed by the Company and the Holder.

          NOW, THEREFORE, in consideration of the above premises, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereby agree that the Warrant be amended as follows:

     1.   Defined Terms.
          -------------

     Terms used with initial capital letters herein which are not otherwise defined in this Amendment shall have the meanings given to them in the Warrant.

     2.   Amendments to the Warrant.
          -------------------------

          (a)  Article 1 is amended as follows:

          Delete the date "September 1, 2000" in the first sentence of the definition of "Exercise Period" and replace it with the date "September 30, 2000."

          Add the following definition immediately after the definition of "This Warrant":

               "Trading Price" means, on any day, the average of the high and low reported sales prices of a share of Common Stock on such day (if such day is a trading day, and if such day is not a trading day, on the trading day immediately preceding such trading day) on the Nasdaq Stock Market."

          (b)  Article 7 is amended as follows:

          Delete the date "September 1, 2000" in the last sentence of Section
7.5 and replace it with the date "September 30, 2000."
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          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment or caused this Amendment to be executed and delivered by their authorized representatives as of the date first above written.


                            EFTC CORPORATION



                            By: /s/ Jack Calderon
                               ------------------------
                                 Jack Calderon
                                 Chairman


                            THAYER-BLUM FUNDING, L.L.C.



                            By: /s/ Jeffrey Goettman
                               -------------------------
                                 Jeffrey Goettman
                                 Manager

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